As filed with the Securities and Exchange Commission on November 24, 2020

Registration No. 333-223526

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MYOKARDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	44-5500552
(State or Other Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1000 Sierra Point Parkway

Brisbane, California 94005

(650) 741-0900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Katherine R. Kelly

MyoKardia, Inc.

1000 Sierra Point Parkway

Brisbane, California 94005

(650) 741-0900

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the Registration Statement of MyoKardia, Inc. (the “Company”) on Form S-3ASR (File No. 333-223526) filed with the Securities and Exchange Commission on March 8, 2018, registering an indeterminate aggregate offering price and number or amount of shares of common stock of the Company, par value $0.0001 per share and preferred stock of the Company, par value $0.0001 per share, and debt securities, warrants and units of the Company (the “Registration Statement”).

On November 17, 2020, pursuant to an Agreement and Plan of Merger, by and among the Company, Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), and Gotham Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated any and all offerings of all securities registered under the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby amends the Registration Statement and removes from registration any and all of such securities of the Company registered under the Registration Statement that remain unsold as of the date hereof, and hereby terminates the effectiveness of the Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood Cliffs, State of New Jersey, on the 24th of November, 2020.

MYOKARDIA, INC.

By:	/s/ Katherine R. Kelly
Name: Katherine R. Kelly
Title: Vice President and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.